Exhibit 99.3

POWER OF ATTORNEY

The undersigned hereby appoints Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss, Jeffrey M. Solomon, Jeffrey C. Smith, J. Kevin McCarthy and Owen S. Littman, or any of them, his true and lawful attorney-in fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, Form 3, Form 4, Form 5, any settlement agreement, any amendments to any of the foregoing and any related documentation which may be required to be filed in his individual capacity as a result of the undersigned’s beneficial ownership of, or participation in a group with respect to, securities directly or indirectly beneficially owned by C4S & Co., L.L.C., RCG Holdings LLC, Cowen Group, Inc., Ramius LLC or any of their respective affiliates, and granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.  The authority of Peter A, Cohen, Morgan B. Stark, Thomas W. Strauss, Jeffrey M. Solomon, Jeffrey C. Smith, J. Kevin McCarthy and Owen S. Littman, or any of them, under this Power of Attorney shall continue with respect to the undersigned until revoked in writing.

Date: April 26, 2010

/s/ Peter A. Cohen
Peter A. Cohen

/s/ Morgan B. Stark
Morgan B. Stark

/s/ Jeffrey M. Solomon
Jeffrey M. Solomon

/s/ Thomas W. Strauss
Thomas W. Strauss